UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 16, 2014

Date of report (Date of earliest event reported)

LifeLock, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35671	56-2508977
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East Rio Salado Parkway

Suite 400

Tempe, Arizona 85281

(Address of Principal Executive Offices) (Zip Code)

(480) 682-5100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

We have determined that certain aspects of the Lemon Wallet (now called the LifeLock Wallet mobile application), which we acquired as part of our acquisition of Lemon, Inc., are not fully compliant with applicable payment card industry (PCI) security standards. As a result, we have temporarily suspended the Wallet mobile application, and are deleting the data (encrypted or otherwise) from our servers, until we can operate the Wallet mobile application in accordance with those standards. We have no indication that the data included in the Wallet mobile application servers was compromised. The Wallet mobile application storage processes are separate and independent from LifeLock’s core identity theft protection services business, including the enrollment and related credit card storage processes used in our standard LifeLock® service and our LifeLock Ultimate™ service. As such, we do not expect the suspension of the Wallet mobile application to impact in any manner the core functionality or utility of the identity theft protection services we provide to our members.

Our consent order with the Federal Trade Commission (FTC) sets forth certain requirements for the security practices of LifeLock and all of its subsidiaries and for our representations to consumers about those practices. On May 15, 2014, on our own initiative, we informed the FTC Staff of these issues, and we expect to receive further requests for information from the FTC about these issues. It is possible that this PCI non-compliance of the Wallet mobile application could result in a determination by the FTC that we are not in full compliance with our FTC consent order.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFELOCK, INC.

Date: May 16, 2014	By:	/s/ Todd Davis
Todd Davis
Chairman and Chief Executive Officer